 North America Structured Investments  18mNC3m SPX/RTY/SX5E Auto Callable Contingent Interest Notes  The following is a summary of the terms of the notes offered by the preliminary pricing supplement highlighted below.  Summary of Terms  Issuer: JPMorgan Chase Financial Company LLC.  Guarantor: JPMorgan Chase & Co.  Minimum Denomination: $1,000  Indices: S&P 500 Index, Russell 2000® Index and the EURO STOXX 50® Index  Pricing Date: July 26, 2018  Final Review Date: January 28, 2020  Maturity Date: January 31, 2020  Monitoring Period: The period from but excluding the Pricing Date to and including the final Review Date  Review Dates: Monthly  Contingent Interest Rate: [7.25% - 9.25%*] per annum, payable monthly at a rate of between 0.6041% and 0.7708%*, if applicableInterest Barrier/Trigger Value: With respect to each Index, an amount that represents 70.00% of its Initial Value  Trigger Event: A Trigger Event occurs if, on any day during the Monitoring Period, the closing level of either Index is less than  its Trigger Value.  CUSIP: 48129ME69  Preliminary Pricing  Supplement: http://sp.jpmorgan.com/document/cusip/48129ME69/doctype/Product_Termsheet/document.pdf  For more information about the estimated value of the notes, which likely will be lower than the price you paid for the notes, please see the hyperlink above.  Automatic Call  If the closing level of each Index on any Review Date (other than the first, second and third Review Dates) is greater than or equal to its InitialValue, the Notes will be automatically called for a cash payment, for each $1,000 principal amount note, equal to (a)$1,000 plus (b) the  Contingent Interest Payment applicable to that Review Date, payable on the applicable Call Settlement Date. No further payments will be madeon the notes.  Payment at Maturity  If the notes have not been automatically called and (i) the Final Value of each Index is greater than or equal to its Initial Value or (ii) a TriggerEvent has not occurred, you will receive a cash payment at maturity, for each $1,000 principal amount note, equal to (a)$1,000 plus (b) theContingent Interest Payment applicable to the final Review Date.  If the notes have not been automatically called and (i) the Final Value of either Index is less than its Initial Value and (ii) a Trigger Event hasoccurred, your payment at maturity per $1,000 principal amount note, in addition to any Contingent Interest Payment, will be calculated asfollows:  $1,000 + ($1,000 × Lesser Performing Index Return).  Capitalized terms used but not defined herein shall have the meanings set forth in the preliminary pricing supplement.  Any payment on the notes is subject to the credit risk of JPMorgan Chase Financial Company LLC, as issuer of the notes and the credit risk ofJPMorgan Chase & Co., as guarantor of the notes.  Hypothetical Payment at Maturity**  Payment at Maturity  (assuming 7.25% per Payment at  annum Contingent Maturity  Interest Rate)  Lesser Performing If a Trigger Event If a Trigger Event  Underlying Return Has Not Occurred Has Occurred  60.00% $1,006.04 $1,006.04  40.00% $1,006.04 $1,006.04  20.00% $1,006.04 $1,006.04  5.00% $1,006.04 $1,006.04  0.00% $1,006.04 $1,006.04  -5.00% $1,006.04 $956.04  -20.00% $1,006.04 $806.04  -30.00% $1,006.04 $706.04  -30.01% N/A $699.90  -60.00% N/A $400.00  -80.00% N/A $200.00  This table does not demonstrate how your interest payments can varyover the term of your securities.  Contingent Interest  *If the notes have not been automatically called and the closing level ofeach Index on any Review Date is greater than or equal to its InterestBarrier, you will receive on the applicable Interest Payment Date for  each $1,000 principal amount note a Contingent Interest Payment equalto between $6.041667 and $7.708333 (equivalent to an interest rate ofbetween 7.25% and 9.25% per annum, payable at a rate of between  0.6041667% and 0.770833% per month).  **The hypothetical payments on the notes shown above apply only ifyou hold the notes for their entire term or until automatically called.These hypotheticals do not reflect fees or expenses that would beassociated with any sale in the secondary market. If these fees andexpenses were included, the hypothetical payments shown abovewould likely be lower.  J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com

 North America Structured Investments  18mNC3m SPX/RTY/SX5E Auto Callable Contingent Interest Notes  Selected Risks  • Your investment in the notes may result in a loss. The notes do not guarantee any return of principal.  • The notes do not guarantee the payment of interest and may not pay interest at all.  • Any payment on the notes is subject to the credit risks of JPMorgan Chase Financial Company LLC and  JPMorgan Chase & Co. Therefore the value of the notes prior to maturity will be subject to changes inthe market’s view of the creditworthiness of JPMorgan Chase Financial Company LLC or JPMorganChase & Co.  • The appreciation potential of the notes is limited to the sum of any Contingent Interest Payments that  may be paid over the term of the notes.  • You are exposed to the risks of the decline in the level of each Index.  • Your payment at maturity will be determined by the Lesser Performing Index.  • The benefit provided by the Trigger Value may terminate on any day during the Monitoring Period.  • The automatic call feature may force a potential early exit.  • No dividend payments or voting rights.  • The notes are subject to the risks associated with small capitalization companies.  • The notes are subject to the risks associated with non-U.S. securities.  • The notes do not provide direct exposure to fluctuations in foreign exchange rates.  • As a finance subsidiary, JPMorgan Chase Financial Company LLC has no independent operations and  has limited assets.  Additional Information  Selected Risks (continued)  • The estimated value of the notes will be lower than the original issue price (price to public) of the notes.  • The estimated value of the notes is determined by reference to an internal funding rate.  • The estimated value of the notes does not represent future values and may differ from others’ estimates.  • The value of the notes, which may be reflected in customer account statements, may be higher than the  then current estimated value of the notes for a limited time period.  • Lack of liquidity: J.P. Morgan Securities LLC (who we refer to as JPMS) intends to offer to purchase the notes in the secondary market but is not required to do so. The price, if any, at which JPMS will be willing  to purchase notes from you in the secondary market, if at all, may result in a significant loss of your  principal.  • Potential conflicts: We and our affiliates play a variety of roles in connection with the issuance of notes, including acting as calculation agent and hedging our obligations under the notes, and making the  assumptions used to determine the pricing of the notes and the estimated value of the notes when theterms of the notes are set. It is possible that such hedging or other trading activities of J.P. Morgan or itsaffiliates could result in substantial returns for J.P. Morgan and its affiliates while the value of the notesdecline.  • The tax consequences of the notes may be uncertain. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes.  • The risks identified above are not exhaustive. Please see “Risk Factors” in the applicable product supplement and underlying supplement and “Selected Risk Considerations” in the applicable preliminary  pricing supplement for additional information.  SEC Legend: JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before youinvest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC formore complete information about JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site atwww.sec.gov. Alternatively, JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participating in the this offering will arrange to send you the prospectus and each prospectussupplement as well as any product supplement, underlying supplement and preliminary pricing supplement if you so request by calling toll-free 1-866-535-9248.  IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be  used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase & Co. of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties.  Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not berelied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters.  This material is not a product of J.P. Morgan Research Departments.  Free Writing Prospectus Filed Pursuant to Rule 433, Registration Statement Nos. 333-222672 and 333-222672-01  J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com